EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-22591) pertaining to The Liberty Corporation Retirement and Savings Plan, in the Registration Statement (Form S-8 No. 333-30151) pertaining to The Performance Incentive Compensation Program, and in the Registration Statement (Form S-8 No. 333-84938) pertaining to The Liberty Corporation Retirement and Savings Plan, as Amended and Restated Effective January 1, 2002, of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedule of The Liberty Corporation, The Liberty Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Liberty Corporation, included in the annual report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Greenville, South Carolina
March 2, 2005

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